Exhibit 99.6

CONSENT OF JEFFERIES & COMPANY, INC.

The Board of Directors

Sonic Solutions

7250 Redwood Blvd, Suite 300

Novato, CA 94945

We hereby consent to the inclusion of our opinion letter dated June 1, 2010 to the Board of Directors of Sonic Solutions (the “Company”) included as Annex D, and to the references thereto under the caption “THE MERGER—Opinion of Financial Advisor to the Sonic Board of Directors” in the joint proxy statement/prospectus relating to the proposed merger transaction involving DivX, Inc. and the Company, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES & COMPANY, INC.

By: /s/ Justin DeSpirito

Name: Justin DeSpirito

Title: Assistant General Counsel

New York, New York

July 9, 2010